Exhibit 10.23

HERBST GAMING, LLC

February 4, 2011

Marc H. Rubinstein

1335 Panini Drive

Henderson, NV 89052

Dear Marc:

This letter (the “Letter Agreement”) confirms our offer of employment with Herbst Gaming, LLC (the “Company”) under the following terms and conditions and replaces all previous agreements and understandings, whether written or oral.

1.                                       Position and Responsibilities.

(a)                                  You will be employed by the Company in the position of Senior Vice President, General Counsel & Secretary.  Where required by the Company, you will also provide services at no extra remuneration to any parent, subsidiary, affiliated or associated companies of the Company (collectively, the “Group”).  You will be based in the Company’s headquarters, but may be required to travel on business from time to time, as the Company requires.

(b)                                 Your hiring and continued employment with the Company is conditioned upon your continued compliance with all applicable federal and state laws, rules and regulations, and your obtaining and maintaining all necessary licenses, qualifications and certificates of suitability issued by any gaming authority with jurisdiction over your employment.

(c)                                  You shall at all times act in accordance with all staff manuals, policies and procedures of the Company, including any amendments, alterations and additions made from time to time thereto.  To the extent any terms of this Letter Agreement conflict with any terms of any written manuals, policies and procedures of the Company, the terms of this Letter Agreement shall govern.

(d)                                 You will report directly to the Chief Executive Officer (“CEO”) of the Company.

(e)                                  During your employment, you shall devote your whole time and attention to your duties and responsibilities under this Letter Agreement.  You agree not to accept any outside employment without the prior written consent of the Company.

2.                                       Commencement and Term.

(a)                                  Your employment will commence on or after February 16, 2011 (such date of commencement being the “Effective Date” of this Agreement) and will terminate on the second (2nd) anniversary of the Effective Date (the “Initial Term”), and thereafter shall automatically renew for successive one (1) year terms (each year a “Renewal Term” and, together with the “Initial Term,” the “Term”) unless the Company provides sixty (60) days’ written notice to the Executive of its election not to continue the Executive’s employment after the expiration of the Term (the “Term”), with the understanding that, no later than ninety (90) days prior to the expiration of the Term, you and the Company will commence discussions regarding any future role you may play with the Company.

(b)                                 Notwithstanding the foregoing, all Company employees are employed on an “at-will” basis.  This means that either you or the Company can terminate your employment at any time and for any reason, with or without notice, subject to the provisions of the Executive Severance Agreement described in Section 6, if and to the extent applicable to any termination.  Moreover, if you resign during the Term, you will be required to give the Company sixty (60) days notice in writing. During any notice period, the Company will have the right to discontinue your services and place you in non-working notice status.

3.                                       Compensation.

(a)                                  Your base salary will be three hundred fifty thousand dollars ($350,000) per year, payable in installments on a bi-monthly basis in accordance with the Company’s payroll practices in effect from time to time, subject to the applicable taxes.

(b)                                 You will be eligible to receive an annual bonus, according to the Company’s practices in effect from time to time, and subject to applicable taxes, which will be determined based on the Company’s actual performance with respect to specified objectives for the applicable fiscal year relative to (i) a budget for such fiscal year that has been approved by the Board and (ii) your performance, with a guarantee of fifteen percent (15%) of your base salary and eligibility to receive a discretionary bonus in excess of the guaranteed amount.  The decisions whether and when to award a discretionary bonus and the amount of any discretionary bonus are within the sole and absolute discretion of the Company.  Unless otherwise provided in the Executive Severance Agreement, discretionary bonuses are not earned or paid on a pro-rated basis and are subject to your continued employment at the time of payment.

(c)                                  You will participate in the Herbst Gaming, LLC 2011 Long Term Incentive Plan, to the same extent as other senior executives of the Company (other than the CEO), in accordance with the terms of the plan and agreements entered into in connection therewith.

4.                                       Benefits.

(a)                                  You will receive paid time off at the initial rate of 18 days per year, which will accrue pro-rata on a monthly basis and will be subject to the Company’s policies regarding paid time off.

(b)                                 Subject to you complying with and satisfying the applicable requirements of the Company plans, you will be entitled to participate in the Company’s executive medical, dental and life insurance plans effective the first day of the month following the Effective Date.  The details of the Company’s benefit plans will be provided to you separately.  The Company reserves the right to change the terms of or eliminate its benefit programs at any time, without notice.

(c)                                  The Company will pay on your behalf or reimburse you for all reasonable out-of-pocket expenses incurred for your continuing professional education and bar licensing fees and association dues during the Term in the course of performing your duties under this Letter Agreement upon your timely submission of appropriate documentation to the Company.

5.                                       Representations.

You represent that you are free to accept employment with the Company without any contractual restrictions, express or implied, with respect to any of your prior employers.

6.                                       Executive Severance Agreement and Duty of Loyalty Agreement.

You will be eligible to receive the Severance Package described in the Executive Severance Agreement that is attached to and made a part of this Letter Agreement in the event, but only in the event that your employment is terminated by the Company without Cause or by you for Good Reason (each as defined therein) prior to the end to the Term, subject to your execution of and compliance with the Duty of Loyalty Agreement that is also attached hereto, and subject to the other terms and conditions set forth in each agreement.

7.                                       Severability.

If any provision of this Letter Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, the remaining provisions of this Letter Agreement shall continue in full force and effect.

8.                                       Entire Agreement.

This Letter Agreement, together with the attachments, contains the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties relating to the subject matter set forth herein.  No subsequent agreement or representation, and no change, modification or extension of this Letter Agreement shall be binding on the Company unless it is set forth in writing signed by you and the Company.

9.                                       Law and Jurisdiction.

(a)                                  Your employment with the Company and the provisions of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflict of law provisions thereof.

(b)                                 Unless arbitration is otherwise required by any other agreement between you and the Company, any action or proceeding arising out of or relating to this Letter Agreement and your employment with the Company shall be submitted to the exclusive jurisdiction of the state or federal courts located in Clark County, Nevada.  You and the Company expressly consent to the jurisdiction of, and venue in, such courts and specifically waive any defense of inconvenient forum.  Both parties further waive the right to a trial by jury, except as such waiver is prohibited by the laws applicable to the specific action or proceeding.

Please sign, date and return the enclosed duplicate of this Letter Agreement, in order to acknowledge your agreement to its terms and conditions.

Sincerely,

Herbst Gaming, LLC

By:	/s/ David D. Ross

	Name:	David D. Ross

	Title:	Chief Executive Officer

THE ABOVE REFLECTS MY UNDERSTANDING AND MY AGREEMENT WITH RESPECT TO MY EMPLOYMENT BY HERBST GAMING, LLC

/s/ Marc H. Rubinstein
Marc H. Rubinstein

Dated: February 4, 2011

Attachments:

Executive Severance Agreement

Duty of Loyalty Agreement